                                                                  EXHIBIT 10.22

September 5, 1996

Brian D. Owen
MapInfo Corporation
One Global View
Troy, NY 12180

Subject: Amendment to Employment Agreement

Dear Brian:

This letter, when signed by you, will constitute an amendment to your November 2, 1992, Amended and Restated Employment agreement with MapInfo. Your salary shall be paid at an annualized rate of $215,000, retroactive to October 1, 1995.

Your responsibilities shall continue as at present with active participation in management to terminate on September 30, 1996. Until the earlier of June 30, 1997 or your obtaining new employment, you will remain an employee in an advisory capacity to the Chairman. Regardless, you will continue to be paid until June 30, 1997 at the $215,000 annualized rate. While you are an employee, you will continue to be eligible for coverage under the MapInfo benefits plans covering medical and dental insurance, life insurance, vision care, disability coverage, the 401(k) Plan (subject to plan rules), and the
Section 125 Plan. Upon your obtaining new employment, your participation in these benefits plans will cease. If you have not secured new employment by July 1, 1997, you will be eligible to purchase medical coverage under COBRA, the details of which are available from the human resources director.

When you sign this Agreement, you shall return to MapInfo every option you have been granted at an exercise price above $1.74 per share. All your $1.74 options remain exercisable in accordance with the terms of the November 2, Amended and Restated Employment Agreement, and the stock option agreement documents you signed when you received the options. Your official last day of employment shall be the earlier of June 30, 1997 or your securing new employment, and shall commence the ninety (90) day stock option exercise window permitted under the stock option agreement.

Except as specifically stated above, this letter agreement supersedes and replaces all prior agreements between the Company and you, other than the following sections of your November 2, 1992 agreement, which survive and continue in full force and effect: Non-Competition, #5--Expenses, #7--Stock Options, #10--Indemnity (through the earlier of June 30, 1997 or your obtaining new employment), #11--Amendment, #12--Notices, #14--Successors and Assigns, and #16--Governing Law. This contains our entire agreement.

MapInfo Corporation                       Agreed and Accepted:


         /s/ Michael D. Marvin                       /s/ Brian D. Owen
By___________________________________     By___________________________________
Michael D. Marvin                         Brian D. Owen
Chairman of the Board